FOR IMMEDIATE RELEASE



             BERKSHIRE HILLS BANCORP, INC. ANNOUNCES THE COMPLETION
            OF ITS FIFTH 5% STOCK REPURCHASE PROGRAM AND THE APPROVAL
                     OF A SIXTH 5% STOCK REPURCHASE PROGRAM


PITTSFIELD, MA - June 3, 2003 - Berkshire Hills Bancorp, Inc. (the "Company"), (AMEX: BHL), the holding company for Berkshire Bank (the "Bank"), announced today that it has completed the repurchase of 312,516 shares, or 5% of its outstanding common stock at an average price of $23.08 per share. Upon completion of the fifth repurchase program, the Company had 5,977,716 shares outstanding.

The Company also announced today that the Board has approved the commencement of a sixth stock repurchase program ("Repurchase Program") of up to 300,000 shares, or approximately 5% of its 5,977,716 outstanding shares of common stock. The Repurchase Program will commence immediately following this announcement and will continue until completion. The repurchases may be made from time to time, subject to market conditions, at the discretion of Company management.

The Company intends to hold the repurchased shares as treasury shares. The Company may utilize such shares to fund any stock benefit or compensation plan, or for any other purpose the Board of Directors of the Company deems advisable in compliance with applicable law.

Berkshire Hills Bancorp, Inc. is the holding company for Berkshire Bank. Established in 1846, Berkshire Bank is one of Massachusetts' oldest and largest independent banks and is the largest banking institution based in western Massachusetts. The Bank is headquartered in Pittsfield, Massachusetts with 11 branch offices serving communities throughout Berkshire County. The Bank is committed to continuing to operate as an independent bank, delivering exceptional customer service and a broad array of competitively priced retail and commercial products to its customers.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Legislation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.





News contact:  Wayne F. Patenaude (413) 236-3195